OPTION

TO PURCHASE 100% OF THE COMMON STOCK

OF

SOUTHEASTERN RESEARCH and RECOVERY, INC.

Not Transferable or Exercisable Except

Upon Conditions Herein Specified

Dated, June 21, 2001

Effective, January 1, 2002

Void, August 1, 2002

CORPORATE VISION, INC., an Oklahoma corporation (the "Company") hereby grants to GLOBAL ECO-LOGICAL SERVICES, INC. ("Global"), a Florida corporation (hereinafter the "Holder"), an option (the "Option") to purchase all of the issued and outstanding common stock (the "SRR Stock") of SOUTHEASTERN RESEARCH and RECOVERY, INC. ("SRR"), being 500 shares of no par common stock issued of SRR issued in the name of the Company, for Twenty-Two Million Five Hundred Thousand (22,500,000) shares of Company common stock (plus any additional shares of Company common stock issued or issuable to Global pursuant to Section 2.01 of that Share Exchange Agreement dated June 21, 2001), and Two Hundred Thousand Dollars ($200,000) cash (collectively, the "Option Price"), upon the terms and conditions herein set forth.

1. Exercise of Option.

(a) Subject to subsection (b) of this Section 1, this Option may be exercised upon presentation and surrender of this Option Certificate, with the attached Purchase Form (Exhibit A) duly executed, at the principal office of the Company, at 3540 31st Street, Suite 1, Tulsa Oklahoma 74135, or at such other place as the Company may designate by notice to the Holder, together with the Option Price. This Option may only be exercised in whole to purchase all of the SRR Stock.

(b) This Option to purchase the SRR Stock may be exercised at any time after 5:00 o'clock p.m., EST on January 1, 2002 and prior to 5:00 o'clock p.m., EST on August 1, 2002.

2. Purchased of Shares. Upon surrender of this Option Certificate and payment of the Option Price as aforesaid, the Company shall endorse and deliver the certificate or certificates representing the SRR Stock to Global, and shall cause all members of the board of directors of SRR appointed by the Company to resign from all of their positions therefrom. Such certificate or certificates shall be deemed to have been issued, and Global shall be deemed to have become a holder of record of such SRR Stock, as of the date of valid exercise of this Option and payment of the Option Price, as aforesaid, notwithstanding that the certificates representing such SRR Stock shall not actually have been delivered or that the transfer shall not have been reflected on the stock transfer books of SRR.

3. Knowledge and Experience; Financial Capability and Net Worth. The Holder has (i) such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Shares, (ii) had such risks explained to the Holder and has determined that such investment is suitable for the Holder in view of his financial circumstances and available investment opportunities, (iii) sufficient net worth and income to bear the economic risk of investment in the Purchased Shares, and (iv) no need for liquidity of the investment and no reason to anticipate any change in the Holder's financial circumstances which may cause or require any sale, transfer or other distribution of the Purchased Shares.

4. Liquidation or Dissolution. In case the Company dissolves or liquidates, the Company shall make appropriate provision so that the SRR Stock which would be received by the Holder upon the exercise of this Option at the time immediately prior to the effective date of such dissolution or liquidation will be available to the Holder from the liquidating trust; provided that the Holder shall make the determination as to whether to exercise this Option within six months of the effective date of dissolution or liquidation, at which time this Option shall be terminated and of no further force or effect and the Holder's rights under this Option shall be automatically terminated.

5. No Impairment. The Company shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment.

6. Remedies. The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Option are not and will not be adequate and that, without limiting any other remedy available at law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof. The rights and remedies of the Holder are cumulative and not exclusive of any rights or remedies which the Holder might otherwise have.

7. Survival. The various rights and obligations of the Holder hereof as set forth herein shall survive the exercise of this Option at any time or from time to time and the surrender of this Option Certificate.

8. Notices. Whenever any notice, payment of any purchase price or other communication (any such notice, payment or other communication, a "Delivery") is required to be given or delivered under the terms of this Option, it shall be in writing and delivered by hand delivery or Federal Express or registered or certified United States mail, postage prepaid and return receipt requested, and will be deemed to have been given or delivered on the date such notice, purchase price or other communication is so delivered. Any delivery to the Company, shall be addressed to 3540 E. 31st Street, Suite 1, Tulsa, Oklahoma, 74135, or to such other address as the Company may hereafter designate to the Holder in writing; any Delivery to the Holder shall be addressed to 3 Broad Street, Suite 300, Charleston, South Carolina 29412 or to such other address as the Holder may hereafter designate to the Company in writing.

9. Change; Waiver. Neither this Option nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No failure or delay of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

10. Covenants to Bind Successor and Assigns. The terms of this Option shall bind the successors and permitted assigns of the Holder and the Company.

11. Severability. In case any one or more of the provisions contained in this Option shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

12. General. SRR and the Company represent and warrant to the Holder that the SRR Stock represents all of the issued and outstanding shares of common stock of SRR, that the Company is the owner and holder of the SRR Stock, that the SRR Stock is free and clear of all liens, claims and encumbrances, that this Option does not violate the terms of any agreement, contract, judgment or lien affecting or relating to the Company or SRR. The Company agrees that it will not transfer, assign, pledge, hypothecate or convey the SRR Stock in any manner prior to the expiration date of this Option without the express without the express written consent of the Holder. The Company agrees that any additional shares of common stock issued to it in SRR after the date of this Option shall be considered SRR Stock as if such shares were outstanding on the date of this Option. SRR agrees that it will not issue any additional shares of its common stock to any person after the date of this Option without the express written consent of the Holder.

13. Changes in Capital Structure. If the Option shall be exercised subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization, or liquidation of the Company occurring after the date hereof, as a result of which shares of any class shall be issued in respect of outstanding Common Shares of the Company or said Common Shares shall be changes into the same of a different number of shares of the same or another class or classes, then Global shall instead be obligated to deliver upon exercise of this Option that number of shares of Company common stock then held by Global as a result of such corporate actions.

CORPORATE VISION, INC., an

Oklahoma corporation

By:_____________________________

Gary Mays, CEO

EXHIBIT A

PURCHASE FORM

TO: CORPORATE VISION, INC.

The undersigned hereby irrevocably elects to exercise the Option evidenced by the attached Option Certificate to the extent of ___________________ (__________) shares of the Common Stock of SOUTHEASTERN RESEARCH and RECOVERY,INC., and hereby makes payment of Two Hundred Thousand Dollars ($200,000) and _________________________ (__________) shares of CORPORATE VISION, INC. stock in accordance with the provisions of Section 1 of the Option Certificate in payment of the purchase price thereof.

Name of Holder: GLOBAL ECO-LOGICAL SERVICES, INC.

Signature of Holder:

Address of Holder: 3 Broad Street, Suite 300,

Charleston, South Carolina 29412